Exhibit 21.1

LIST OF SUBSIDIARIES OF TRUMP MEDIA & TECHNOLOGY GROUP CORP.

Entity Name	Jurisdiction of Incorporation
TMTG Sub Inc.	Delaware
T Media Tech, LLC	Delaware